Exhibit 99.1

Consolidated and Combined Carve-Out
Financial Statements
For the Year Ended October 31, 2013
Agricore United Holdings Inc.

1

Index to Consolidated and Combined Carve-Out Financial Statements of
Agricore United Holdings, Inc.

Report of Independent Registered Public Accounting Firm	2

Consolidated and Combined Carve-Out Balance Sheets	4

Consolidated and Combined Carve-Out Statements of Operations	5

Consolidated and Combined Carve-Out Statements of Changes in Stockholders’ Equity	6

Consolidated and Combined Carve-Out Statements of Cash Flows	7

Notes to Consolidated and Combined Carve-Out Financial Statements	8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Agricore United Holdings, Inc.
St. Louis, Missouri

Report on the Financial Statements

We have audited the accompanying consolidated and combined carve-out financial statements of Agricore United Holdings, Inc., which comprise the balance sheet as of October 31, 2013, and the related statement of operations, changes in stockholder’s equity, and cash flows for the year ended October 31, 2013, and the related notes to the consolidated and combined carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated and combined carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated and combined carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined carve-out financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Agricore United Holdings, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated and combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of Agricore United Holdings, Inc. as of October 31, 2013, and the results of its operations and its cash flows for the year ending October 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Carve-Out Financial Statements and Subsequent Event

Note 1 to the accompanying consolidated and combined carve-out financial statement explains the basis of preparation, including the approach to and the purpose for preparing them. These combined carve-out financial statements were prepared for the purpose of meeting certain requirements of Regulation S-X of the Securities Act of 1933, as amended. Note 15 to the accompanying financial statements discloses a subsequent event related to the sale of all outstanding shares of Agricore United Holdings, Inc. Our opinion is not modified with respect to these matters.

Fargo, North Dakota
January 20, 2014

AGRICORE UNITED HOLDINGS INC.
CONSOLIDATED AND COMBINED CARVE-OUT BALANCE SHEET
OCTOBER 31, 2013
(In Thousands of U.S. Dollars, Except Share Information)

October 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$5,589
Trade accounts receivable, less allowance for cash discounts and doubtful accounts of $512	33,987
Other receivables	51,259
Inventories (Note 3)	34,944
Prepaid expenses	7,213
Total current assets	132,992
Property and equipment
In service	80,879
Construction in progress	2,700
83,579
Less accumulated depreciation	(6,742)
Net property and equipment	76,837
Investment in cooperative bank	1,146
Intangible assets, net (Note 5)	32,342
Goodwill (Note 5)	155,079
Other assets	801
Total assets	$399,197
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable	$28,770
Accrued liabilities (Note 6)	8,886
Total current liabilities	37,656
Deferred income taxes (Note 9)	32,362
Total liabilities	70,018
Commitments and contingencies (Note 12)
Stockholder's equity (Note 7)
Common stock (10,499 shares issued and outstanding, as of October 31, 2013)	225,234
Additional paid-in capital	103,945
Total stockholder's equity	329,179
Total liabilities and stockholder's equity	$399,197

See notes to consolidated and combined carve-out financial statements

AGRICORE UNITED HOLDINGS INC.
CONSOLIDATED AND COMBINED CARVE-OUT STATEMENT OF OPERATIONS
FOR THE YEAR ENDED OCTOBER 31, 2013
(In Thousands of U.S. Dollars, Except Share Information)

Year ended October 31, 2013

Net revenues (net of discounts and allowances of $35,555)	$283,091
Cost of goods sold	231,766
Gross profit	51,325
Marketing, general and administrative expenses	17,907
Loss on disposition of property, equipment and other assets	3,501
Operating income	29,917
Other income (expense)
Interest expense, net	(5,721)
Other income, net	110
Income before income taxes	24,306
Income tax expense	7,465
Net income	$16,841

See notes to consolidated and combined carve-out financial statements

AGRICORE UNITED HOLDINGS INC.
CONSOLIDATED AND COMBINED CARVE-OUT STATEMENT OF
CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED OCTOBER 31, 2013
(In Thousands of U.S. Dollars, Except Share Information)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at October 31, 2012	10,499	$225,234	$14,242	$(79,881)	$159,595
Purchase accounting adjustments	—	—	(25,474)	77,776	52,302
Dividends on common stock	—	—	(5,296)	(14,704)	(20,000)
Share based payments	—	—	—	(32)	(32)
Net income for the year	—	—	—	16,841	16,841
Dividends received from excluded entities	—	—	1,000	—	1,000
Contributions from shareholder	—	—	119,473	—	119,473
Balance at October 31, 2013	10,499	$225,234	$103,945	$—	$329,179

See notes to consolidated and combined carve-out financial statements

AGRICORE UNITED HOLDINGS INC.
CONSOLIDATED AND COMBINED CARVE-OUT STATEMENT OF CASH FLOWS
YEAR ENDED OCTOBER 31, 2013
(In Thousands of U.S. Dollars)

Year ended October 31, 2013

Cash flows from operating activities:
Net income	$16,841
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	10,541
Undistributed patronage capital from cooperatives	117
Loss on disposition of property, equipment and other assets	3,501
Deferred income taxes	(115)
Stock-based employee compensation	(32)
Changes in operating assets and liabilities:
Trade receivables	(10,863)
Other receivables	(36)
Inventories	(4,333)
Prepaid expenses	(1,773)
Other assets	50,433
Accounts payable	10,063
Other accrued liabilities	(625)
Net cash provided by operating activities	73,719
Cash flows from investing activities:
Purchases of property and equipment	(4,351)
Other	(535)
Net cash used in investing activities	(4,886)
Cash flows from financing activities:
Payments on long-term debt	(198,385)
Dividends received from excluded entities	1,000
Contributions from/ distributions to shareholder	119,473
Dividends paid on common stock	(20,000)
Net cash used in financing activities	(97,912)
Net change in cash and cash equivalents	(29,079)
Cash and cash equivalents at beginning of year	34,668
Cash and cash equivalents at end of year	$5,589

Supplemental non-cash disclosure:
The following non-cash adjustments were recorded as a result of push down accounting for the December 17, 2012 Glencore acquisition (see Note 1A.) (amounts presented as debit/(credit)):

Intangible assets, net	$7,722
Goodwill	47,531
Deferred income taxes	(2,951)
Stockholder's equity	(52,302)

See notes to consolidated and combined carve-out financial statements

AGRICORE UNITED HOLDINGS INC.
NOTES TO CONSOLIDATED AND COMBINED CARVE-OUT FINANCIAL STATEMENTS
YEAR ENDED OCTOBER 31, 2013
(Expressed in Thousands of U.S. Dollars, unless otherwise indicated)

NOTE 1 - NATURE OF OPERATION AND BASIS OF PRESENTATION

A.	Nature of Operations

Agricore United Holdings Inc. (“Agricore” or “AUHI”) is the parent company of Dakota Growers Pasta Company, Inc. (“Dakota Growers”). Dakota Growers operates milling and pasta manufacturing facilities in Carrington, North Dakota and pasta manufacturing facilities in New Hope, Minnesota.

Concurrent with the Viterra Inc. (“Viterra”) acquisition on May 5, 2010, a new basis of accounting was created as a result of Viterra’s push down of its investment basis in the Operation. As part of the push down accounting, the fair values of the assets acquired and liabilities assumed as at May 5, 2010 have been pushed down on the consolidated and combined carve-out financial statements to form a new basis of accounting.

Glencore Xstrata plc. (“Glencore”) acquired Viterra on December 17, 2012. A new basis of accounting was created as a result of Glencore's push down of its investment basis in the Operation. As part of the push down accounting, the fair values of the assets acquired and liabilities assumed as of December 17, 2012 have been pushed down on the consolidated and combined carve-out financial statements to form a new basis of accounting. Predecessor/successor presentation has been omitted in the consolidated combined carve-out statements of operations, changes in stockholder's equity and cash flows because the impact of push down adjustments on those financial statements was not material.

At October 31, 2013, the Operation was part of Viterra, a corporation owned by Glencore and 8001979 Canada Inc., an indirect wholly-owned subsidiary of Glencore (“Bidco”).

On September 16, 2013, Viterra signed a definitive agreement to sell all of the outstanding stock of Agricore to Post Holdings, Inc. (NYSE: POST) for a total base sale price of $370,000 in cash subject to working capital and other adjustments and regulatory approval. See Note 15 – Subsequent Events.

B.	Basis of Presentation

The consolidated and combined carve-out balance sheet at October 31, 2013 and the related carve-out statements of operations, cash flows and changes in stockholders’ equity for the year ended October 31, 2013 have been derived from the accounting records of Viterra using the historical results of operations and historical bases of assets and liabilities of the Operation.

The carve-out statements include interests in the assets, liabilities, revenues and expenses directly attributable to the Operation and management’s estimates of general and administrative expenses directly attributable to these operations. General and administrative expenses have been allocated based on Viterra’s Master Intercompany Services Agreement, see Note 14 - Related Party Transactions. These estimates are considered by management to be the best available approximation of the expenses that the Operation would have incurred had it operated on a stand-alone basis over the period presented. Income taxes have been calculated using the separate-return method for the Operation. All cash flows are assumed to be funded by operating cash flow from the Operation.

Management believes the assumptions underlying the carve-out financial statements are reasonable. However, the carve-out financial statements included herein may not necessarily represent what the Operation’s results, financial position and cash flows would have been had it been a stand-alone entity during the period presented, or what the Operation’s results, financial position and cash flows may be in the future.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

These carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on a carve-out accounting basis. Management believes that the information and disclosures presented are adequate to ensure the information presented is not misleading. The Operation’s functional and reporting currency is the United States (“U.S.”) dollar.

Principles of Consolidation

These carve-out statements include Agricore, Dakota Growers and Dakota Growers’ wholly-owned subsidiaries, Primo Piatto, Inc. (“Primo Piatto”) and DNA Dreamfields Company, LLC (“DNA Dreamfields”). All intercompany accounts and transactions have been eliminated.

Agricore also held investment in AgPro Grain Holdings Inc., Viterra USA, LLC, 21C Oats, Inc., Unifeed Hi-Pro Inc., and other unrelated entities, referred as Excluded Entities hereinafter. These investments were excluded for the purpose of preparing the carve-out financial statements. See Note 14 - Related Party Transactions for further discussion.

Use of Estimates

The preparation of carve-out financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the carve-out financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include: allowance for doubtful accounts; impairment assessments of goodwill and intangible assets; estimated useful lives and impairment of property, plant and equipment and intangibles assets; fair value of financial instruments; fair value assessments with respect to the Operation’s decision to implement push-down accounting as part of its change of control and impairment assessments and fair value assessments with respect to purchase price allocations; net realizable value of inventories; income taxes; legal and other contingencies; and stock-based compensation. Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in financial institutions, and investments with original maturities of less than 90 days.

Trade Accounts Receivable, Allowance for Doubtful Accounts and Major Customers

Trade accounts receivable are customer obligations due under normal terms and are generally non-interest bearing. Payments received on trade receivables are allocated to specific invoices identified on a customer’s remittance advice or, if unspecified, are generally applied to the earliest unpaid invoices. Trade accounts receivable are presented net of allowances for cash discounts and doubtful accounts. Accrued cash discounts relate to discounts provided on preferred payment terms.

The carrying amount of the receivables is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. The Operation evaluates the collectability of its accounts receivable based on a combination of factors. In cases where circumstances exist that may impair a specific customer’s ability to meet its financial obligations, including counterparties in bankruptcy, liquidation, administration or similar proceedings, the Operation records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount that is reasonably believed will be collected. For all other customers, the Operation recognizes allowances for doubtful accounts based on the length of time the receivables are past due and historical experience which includes uncollectible receivables that are at least 90 days past due however excludes any credit balances owed to customers or balances for which payment was subsequently received. Total at-risk receivables are compared to the allowance for doubtful accounts each month-end and the provision is adjusted if required. Accounts will be written off against the allowance when the receivable is determined to be uncollectible.

Trade accounts receivable are presented net of allowances for cash discounts and doubtful accounts, which totaled $512 as of October 31, 2013.

One customer accounted for 13% of trade receivables as of October 31, 2013 and 10% of net revenues for the year ended October 31, 2013.

The following summarizes balance and activity information related to the allowance for cash discounts and doubtful accounts:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions from Allowance	Balance at End of Year
Year ended October 31, 2013
Allowance for cash discounts	$294	$—	$(32)	$262
Allowance for doubtful accounts	650	—	(400)	250
	$944	$—	$(432)	$512

Revenue Recognition

Revenues are recognized when the risk of rewards and ownership transfers. Pricing terms are final at that time. Revenues include amounts billed for products as well as any associated shipping costs billed to deliver such products. The Operation provides allowances for promotional programs based upon sales volumes. Revenues are presented net of discounts and allowances.

Merchandising gains and losses

The Operation purchases grain from and sells by-products to Viterra's grain group at market rates on an arm's length basis. Inventory and open contracts managed by Viterra’s grain group are accounted on a mark-to-market basis. Merchandising gains or losses are allocated to the Operation each month-end based on an allocation percentage calculated by dividing the Operation’s purchased tonnes by total tonnes managed by the Viterra grain group. The allocation percentage is determined on a year-to-date basis resulting in a ‘true-up’ adjustment each month if the allocation percentage changes. The Operation’s merchandising gains and losses are presented net of cost of goods sold.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, which includes interest costs incurred on construction of major new facilities prior to the facilities becoming available for operation, less depreciation. Construction in progress is not depreciated until facilities are substantially complete and ready for their intended operational use.

Internal labor attributable to a project will be capitalized if it is incremental to the Operation, the individuals are dedicated to the project, and the project spans a significant time period. When depreciable properties are retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

The Operation reviews the carrying value of its property, plant and equipment whenever there is a change in circumstance that suggests the carrying value may not be recoverable, and any resulting write-downs are charged to earnings. The initial acquisition of land by the Operation was stated at the estimated fair value of the land at acquisition. Subsequent land acquisitions are recorded at cost. Amortization is provided for property, plant and equipment over their estimated useful lives using primarily the straight-line method. The rates used are as follows:

Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Land	—
Buildings	2 - 10
Machinery and equipment	7 - 33
Site and leasehold improvements	3 - 20

Goodwill and Intangible Assets

Goodwill represents the excess cost of the aggregate of the consideration transferred over the fair value of the identifiable net assets acquired. Intangible assets are recorded at cost less accumulated amortization and impairment, and are amortized using the straight-line method based on the following estimated useful lives:

Customer relationships	10 - 20 years
Licenses	3 - 13 years

Impairment of Intangible Assets and Goodwill

Management reviews identifiable intangible assets with finite lives for impairment during the fourth quarter of each fiscal year. Goodwill and intangible assets not subject to amortization are reviewed annually for impairment or more often if there are indications of possible impairment.

The analysis to determine whether or not an asset is impaired requires significant judgments that are dependent on internal forecasts, including estimated future cash flows, estimates of long-term growth rates for our business, the expected life over which cash flows will be realized and assumed discount rates. Changes in these estimates and assumptions could materially affect the determination of fair value and any impairment charge. While the fair value of these assets exceeds their carrying value based on management’s current estimates and assumptions, materially different estimates and assumptions in the future in response to changing economic conditions, changes in the business, increased competition or loss of market share, product innovation or obsolescence, product claims that result in a significant loss of sales or profitability over the product life or for other reasons could result in the recognition of impairment losses.

For assets to be held and used, including acquired intangible assets and long-lived assets subject to amortization, the Operation initiates a review whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Significant management judgment is required in this process.

The Operation assesses qualitative factors annually, or more frequently if necessary, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether it is necessary to perform the two-step goodwill impairment test. The Operation performed its goodwill impairment test at the single reporting unit based on the income approach.

Goodwill impairment is indicated if the book value of the reporting unit exceeds its fair value, in which case the goodwill is written down to its estimated fair value. Major assumptions applied in an income approach, using a discounted cash flow analysis, include (i) forecasted growth rates and (ii) forecasted profitability, both of which are estimated based on consideration of historical performance and management’s estimate of future performance, and (iii) discount rates that are used to calculate the present value of future cash flows, which rates are derived based on our estimated weighted average cost of capital. Our weighted average cost of capital included a review and assessment of market and capital structure assumptions. Future business results could significantly impact the evaluation of our goodwill which could have a material impact on the determination of whether a potential impairment existed, and the size of any such impairment.

The Operation performed a qualitative assessment of goodwill at October 31, 2013, and based on this assessment, no impairment of goodwill was identified.

Inventories

Inventory is stated at the lower of cost or market, determined on a first-in, first-out (FIFO) basis, and using standard costs for finished goods. The Operation analyzes variances each month-end between actual manufacturing costs incurred and amounts absorbed at inventory standard costs. Finished goods and raw material inventory is adjusted to actual cost through a variance adjustment each month-end. Work in Process inventory is valued at the monthly average flour (Semolina) cost during the month. Inventory is presented net of reserves for obsolescence and slow moving items.

The Operation regularly reviews inventory for obsolescence and slow moving items. Inventory items which are identified as slow moving or obsolete are tagged in the accounting system and segregated to determine appropriate method of disposal. The cost of these identified items is compared to estimated net realizable value to determine the inventory reserve.

Accrued liabilities

Accrued liabilities relate to obligations for goods and services for which invoices have not been received including selling and marketing, payroll, vacation, incentive plans, freight, utilities, selling expenses, Short Term Incentive Pay, vacation and other accruals. Accrued liabilities are accrued each month-end.

Concentration of Sources of Labor

The Operation’s total hourly and salaried workforce consisted of approximately 445 employees at October 31, 2013. Approximately 30% of the Operation’s workforce is covered by collective bargaining agreements. The expiration dates of the union contracts are October 31, 2014 and November 30, 2014.

Investment in Cooperative Bank

Investment in cooperative bank is stated at cost, plus unredeemed patronage refunds received in the form of capital stock.

The Operation believes it is not practical to estimate the fair value of the securities of non-subsidiary cooperatives without incurring excessive costs because there is no established market for these securities and it is inappropriate to estimate future cash flows, which are largely dependent on future patronage earnings of the non-subsidiary cooperatives.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold upon shipment of the Operation’s product to its customers.

Advertising

Advertising costs are expensed as incurred and classified in selling, general and administrative expenses. Advertising expense incurred for the year ended October 31, 2013 totaled approximately $3,053.

Research and Development

All research and development costs are expensed as incurred and classified in selling, general and administrative expense. Total research and development expenses were approximately $403 for the year ended October 31, 2013.

Income Taxes

The Operation accounts for income taxes in accordance with ASC 740, “Income Taxes.” which requires that deferred tax assets and liabilities be recognized for the tax effect of temporary differences between the carve-out financial statement and tax basis of recorded assets and liabilities at current tax rates. This guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The recoverability of deferred tax assets is based on both the historical and anticipated earnings levels and is reviewed periodically to determine if any additional valuation allowance is necessary when it is more likely than not that amounts will not be recovered.

There are inherent uncertainties related to the interpretations of tax regulations in the jurisdictions in which the Operation operates. The Operation may take tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. Tax positions are evaluated and liabilities are established in accordance with the guidance on uncertainty in income taxes. The Operation reviews these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjusts them accordingly.

Stock-Based Compensation

The Operation accounts for stock-based compensation arrangements, including the performance share units and key employee share units, in accordance with ASC 718, “Compensation — Stock Compensation.” Under this guidance, compensation cost is recognized based on the fair value of equity awards on the date of grant. The compensation cost is then amortized on a straight-line basis over the vesting period. The Black-Scholes option pricing model is used to determine the fair value of stock options at the date of grant. This model requires the Operation to make assumptions such as expected term, dividends, volatility and forfeiture rates that determine the stock options fair value. These key assumptions are based on historical information and judgment regarding market factors and trends. If actual results are not consistent with the Operation’s assumptions and judgments used in estimating these factors, the Operation may be required to increase or decrease compensation expense, which could be material to its results of operations.

Derivative Instruments

The Operation follows Financial Accounting Standards Board (“FASB”) ASC 820 Fair Value Measurements. ASC 820 establishes a common definition of fair value to be applied when GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosures about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Operation has access at a measurement date.

•
Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3: Unobservable inputs for which little or no market data exists, and for which the Operation must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Recently Issued Accounting Standards

In January 2013, the FASB issued ASU No. 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The new guidance clarifies the scope of the offsetting disclosures and addresses any unintended consequences as a result of ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” This guidance is effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The Operation will adopt this guidance during fiscal 2014 and does not believe that the adoption will have a material impact on its carve-out financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The new guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance is effective for fiscal years beginning on or after December 15, 2012, and interim periods within those annual periods. The Operation will adopt this guidance during fiscal 2014 and does not believe that the adoption will have a material impact on its carve-out financial statements.

In February 2013, the FASB issued ASU 2013- 04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date”. The ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Examples of obligations within the scope of this update include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Operation does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its carve-out financial statements.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This new guidance provides specific financial statement presentation requirements of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance states that an unrecognized tax benefit in those circumstances should be presented as a reduction to the deferred tax asset. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Operation does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its carve-out financial statements.

NOTE 3 - INVENTORIES

The major components of inventories are as follows:

October 31, 2013

Finished goods	$29,412
Raw materials	3,301
Packaging	2,114
Work-in-process	117
$34,944

NOTE 4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment were as follows:

October 31, 2013

Land and improvements	$3,539
Buildings	23,898
Equipment	53,442
Property and equipment in service	80,879
Construction in progress	2,700
Less accumulated depreciation	(6,742)
$76,837

Depreciation expense on property and equipment totaled $7,733 for the year ended October 31, 2013 and is included in cost of goods sold.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

As of October 31, 2013, the value of goodwill was approximately $155,079.

Information regarding goodwill and intangible assets as of October 31, 2013 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-based intangibles	$28,744	$(1,980)	$26,764
Trademarks	3,475	—	3,475
Technology license	2,242	(139)	2,103
Total intangible assets	34,461	(2,119)	32,342
Goodwill	155,079	—	155,079
Total goodwill and intangible assets	$189,540	$(2,119)	$187,421

Amortization expense relating to intangible assets totaled $2,808 for the year ended October 31, 2013.

The following table estimates amortization expense for the next five fiscal years as of October 31, 2013:

	Customer-based Intangibles	Technology License	Total
2014	$1,356	$178	$1,534
2015	1,356	178	1,534
2016	1,356	178	1,534
2017	1,356	178	1,534
2018	1,356	178	1,534
Thereafter	19,984	1,213	21,197
	$26,764	$2,103	$28,867

NOTE 6 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

October 31, 2013
Accrued promotional costs	$3,890
Accrued compensation	3,254
Accrued brokerage	447
Accrued freight	504
Other	791
$8,886

NOTE 7 - STOCKHOLDER’S EQUITY

As of October 31, 2013, 10,499 common shares were issued and outstanding. All issued and outstanding shares are held by Viterra.

On October 29, 2013, Viterra sold its wholly-owned subsidiary, AgPro Grain Holdings (U.S.) Inc, to a Glencore affiliate at market value. On October 31, 2013, Viterra sold its wholly-owned subsidiary, Viterra USA LLC, formerly Demeter (1993) Inc., to a Glencore affiliate at market value.

Upon the closing of the Glencore acquisition, Richardson International Limited agreed to purchase $900 million worth of Viterra assets, including grain handling, crop input and processing facilities and related working capital, which Glencore planned to divest following its successful acquisition of Viterra. AUHI held the investment of 21C Oats, part of the Excluded Entities. The transaction was closed in 2013 and the proceeds of $119,473 were also included as additional paid in capital from Viterra.

Dividend payments made by Excluded Entities for the year ended October 31, 2013 were $1,000. The dividend payments were presented as additional paid in capital from Viterra.

NOTE 8 - DEFINED CONTRIBUTION PLAN

Dakota Growers and Primo Piatto have a 401(k) plan that covers employees who have met age and service requirements. The Plan is maintained by Viterra USA, LLC, wholly owned by an affiliate of Glencore. The plan covers employees who have reached 18 years of age and who have completed 500 hours of service within six months. The Operation matches 100% on the first 3% of the employees’ elected deferral and 50% on the next 2%. Employer contributions to the plan totaling $751 for the year ended October 31, 2013 were allocated to the Operation.

NOTE 9 - INCOME TAXES

Significant components of the Operation’s deferred tax assets and liabilities as of October 31, 2013 related to temporary differences are as follows:

October 31, 2013
Deferred tax assets
Accounts receivable allowances	$98
Accrued expenses and other reserves	1,275
Other	194
Total deferred tax assets	$1,567
Deferred tax liabilities
Inventory provision	$562
Property, equipment and other assets	33,367
Total deferred tax liabilities	$33,929

Classified in the accompanying balance sheet as follows:

October 31, 2013
Current assets	—
Noncurrent liabilities	32,362
Net deferred tax liabilities	$32,362

Management believes it is more likely than not that the deferred tax assets as of October 31, 2013 will be realized through the generation of future taxable income and tax planning strategies.

Income tax expense for the year ended October 31, 2013 consists of the following:

October 31, 2013
Current income tax expenses	$7,580
Deferred income taxes	(115)
Income tax expense	$7,465

The reconciliation of the federal statutory income tax rate of 35% to the effective income tax rate for the year ended October 31, 2013 is as follows:

October 31, 2013
Federal statutory income tax rate	35%

Benefit of Section 199 deduction	(3)%
State Effective Rate	5%
Rate effect of AUHI entity sales (perm items)	(5)%
Other	(1)%
Effective income tax rate	31%

The calculation of our tax liabilities includes estimates for uncertainties in the application of complex tax regulations across multiple global jurisdictions where we conduct our operations. Under the uncertain tax position provisions of ASC 740, we recognize liabilities for tax and related interest for issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. These estimates may change due to changing facts and circumstances. Due to the complexity of these uncertainties, the ultimate resolution may result in a settlement that differs from our current estimate of the tax liabilities and related interest. Furthermore, management has reviewed with tax counsel the issues raised by certain taxing authorities and the adequacy of these recorded amounts. If our current estimate of tax and interest liabilities is less than the ultimate settlement, an additional charge to income tax expense may result. If our current estimate of tax and interest liabilities is more than the ultimate settlement, income tax benefits may be recognized.

The Company has no uncertain tax position accrual as of October 31, 2013.

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s various tax returns are open for examination through 2017.

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND CREDIT RISK

At October 31, 2013, the Operation’s financial instruments recognized in the balance sheet consist of cash and cash equivalents, trade accounts receivable, investment in cooperative bank, other receivables, accounts payable, accrued liabilities and long-term debt.

The fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of these instruments.

At October 31, 2013, the Operation did not have any financial assets or liabilities measured at fair value on the balance sheet. At October 31, 2013, the Operation held no derivative instruments. The Operation does not use derivative financial instruments for speculative purposes.

Credit risk

Credit risk arises from the potential that the Operation may incur a loss if counterparty to a financial instrument fails to meet its obligation in accordance with agreed terms. The Operation’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivables. The carrying value of cash and accounts receivable reflects management’s assessment of credit risk.

At October 31, 2013, cash and cash equivalents included balances in savings and checking accounts, placed primarily with governments and financial institutions with strong investment grade ratings, or the equivalent in the Operation’s operating areas. Any foreign currency transactions are conducted on a spot basis, with major financial institutions in the Operation’s operating areas.

NOTE 11 - OPERATING LEASES

The Operation leases equipment and office space under operating lease agreements. Future obligations for operating leases for fiscal years ended October 31 are as follows:

Operating Leases
Year ending October 31:
2014	$1,009
2015	936
2016	578
2017	199
2018	102
Thereafter	—
$2,824
Lease expense totaled $926 for the year ended October 31, 2013.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Operation has forward contracts for a certain portion of its future wheat requirements with Viterra USA, LLC. At October 31, 2013, the Operation had outstanding commitments for grain purchases totaling $20,274 related to forward purchase contracts. These contracts are set price contracts to deliver grain to the Operation’s mill, and are not derivative in nature as they have no net settlement provision and are not transferable. See Note 14 – Related Party Transactions.

Pursuant to certain warehouse agreements, the Operation is obligated to minimum monthly storage and handling amounts totaling $696, $528 and $396 for the years ending October 31, 2014, 2015 and 2016, respectively.

The Operation is subject to various lawsuits and claims which arise in the ordinary course of its business. While the results of such litigation and claims cannot be predicted with certainty, management believes the disposition of all such proceedings, individually or in aggregate, should not have a material adverse effect on the Operation’s financial position, results of operations or cash flows.

U.S. Customs and Border Protection (“Customs”) has distributed antidumping and countervailing duties assessed on certain pasta imported from Italy and Turkey to affected domestic producers pursuant to the Continued Dumping and Subsidy Offset Act of 2000 (the “Offset Act”), which was enacted in October 2000. The Operation received payments in the amount of $102 for the year ended October 31, 2013, under the Offset Act. The net proceeds received under the Offset Act have been classified as Other Income on the Income Statement.

The Operation cannot reasonably estimate the potential amount, if any, that it may receive under the Offset Act in future periods as any such amount will be based upon future events over which the Operation has little or no control, including but not limited to federal legislation, the amount of expenditures by domestic pasta producers and the amount of antidumping and countervailing duties collected by Customs. The Act, also known as the Byrd Amendment, has been repealed and therefore, duties assessed on pasta imports after September 30, 2007 will no longer be distributed to domestic producers. However, amounts collected (whether such collections occur before or after September 30, 2007) related to duties assessed on pasta entries prior to September 30, 2007, are expected to be available for future distribution to domestic producers.

NOTE 13 - STOCK OPTION PLAN

The Operation participates in Viterra’s share-based payments plans: the performance share units and key employee share units.
Cash-settled Plans
Performance Share Units

Under Viterra’s Performance Share Unit (“PSU”) Plan, each PSU represents one notional common share that entitles the participant to a payment of common shares of Viterra purchased on the open market or an equivalent cash amount, at the Viterra’s discretion. Each designated participant receives an annual grant of PSUs as part of their compensation. The PSU Plan is a performance based plan, and performance objectives under the plan are designed to further align the interests of the designated participant with those of shareholders by linking the vesting of awards to certain metrics over a three-year performance period. PSUs vest at the end of a three-year period and the number of PSUs that ultimately vest will vary based on the relative results attained against the predetermined metrics. The final value of the PSUs is based on the volume-weighted average of the closing price of the common shares of Viterra on the Toronto Stock Exchange (“TSX”) for the last five trading days multiplied by the number of vested PSUs.

PSU Activity
2013
Outstanding, beginning of year	21,953
Granted	—
Exercised	(21,953)
Forfeited	—
Outstanding, end of year	—
Exercisable, end of year	—

Equity-settled Plans
Key Employee Share Units

Under Viterra’s Key Employee Share Units (“KESU”) Plan, each share unit represents a right that entitles the participant to receive one common share of Viterra at the end of a vesting period, which will be no more than eight years or a lesser period as determined by Viterra at the time of the grant. Upon vesting, subject to agreement by Viterra, a participant may request that their share unit be settled in an equivalent cash amount.

The expense related to KESUs is recognized in accordance with graded amortization using an estimated forfeiture rate of 5% over the vesting period based on the fair value of the units on their grant date determined by a Black-Scholes option pricing model with the following weighted average assumptions: Risk-free rate 2.2%, dividend yield 0%, volatility factor of the expected market price of Viterra’s shares of 38%, and a weighted average expected option life of 7.9 years.

KESU Activity	2013
	Units	Price
Outstanding, beginning of year	23,303	$10.72
Granted	—	—
Forfeited	—	—
Exercised	(23,303)	10.72
Expired	—	—
Outstanding, end of year	—	$—
Exercisable, end of year	—	$—

NOTE 14 - RELATED PARTY TRANSACTIONS

Balances and transactions between the Operation and Viterra and its subsidiaries have been identified as related party balances and transactions in the carve-out financial statements. There are no related party transactions between the Operation and Glencore.

Cash Management

The Operation performs substantially all its cash management and treasury functions. None of Viterra’s cash has been allocated to Agricore or Dakota Growers in the carve-out financial statements. Substantially all of the Operation is funded directly through its operation, including, but not limited to, purchases of inventory, operating expenses and capital expenditures.

The Operation sells its by-products and purchases raw material from subsidiaries under the same common control of Viterra, based on the Viterra’s Master Intercompany Services Agreement. The Operation settles all intercompany receivable and payable amounts in cash.

Allocated Corporate Costs

The carve-out financial statements of the Operation also include general corporate expenses costs from Viterra including, but not limited to: corporate accounting, human resources, government affairs, information technology and corporate assets, treasury, and legal. These costs are included in general and administrative expenses in the carve-out statement of operations and have a pre-tax total of $102 for the year ended October 31 2013. The costs were allocated to the Operation based on the Operation’s proportional share of Viterra’s total average headcount and total assets. The expenses allocated are not necessarily indicative of the amounts that would have been incurred had the Operation performed these functions as a stand-alone entity, nor are they indicative of amounts that will be incurred in the future.

Income Taxes

Income taxes are calculated as if the Operation had been a separate tax-paying legal entity, filing separate tax returns in its local tax jurisdictions. All of the income tax amounts currently payable or receivable by the Operation are included in intercompany payables, because the net taxes payable (or receivable) for the taxes due (or refundable) as well as the actual payments (or refunds) of income taxes are recorded in the financial statements of the Viterra’s other entity that files the consolidated tax returns. As a result of this structure, all of the changes in current income tax accounts are included in intercompany receivables or intercompany payables in the carve-out financial statements.

Merchandising gains and losses

The Operation purchases grain from and sells by-products to Viterra's grain group at market rates on an arm's length basis. Revenues from sale of by-products are included in net revenues and the costs to purchase grain are recorded in cost of goods sold. The Merchandising gain and losses were allocated to the Operation based on the Operation’s proportional share of Viterra’s total grain purchases. These allocated gains and losses are included in cost of goods sold in the carve-out statements. The merchandising gains and losses allocated are not necessarily indicative of the amounts that would have been incurred had the Operation performed the function as a stand-alone entity, nor are they indicative of amounts that will be incurred in the future.

Other assets

In 2012, the Operation sold its US feed assets to Unifeed Hi-Pro Inc. and the proceeds were remitted to Viterra. As a result, a notes receivable was created and included in the other assets in the carve-out financial statements. The note receivable from Viterra was fully settled in 2013.

Investments

The Operation held all investments in the Excluded Entities, on behalf of Viterra. As a result of this carve-out process, the equity investments were excluded in the carve-out financial statements, with a corresponding decrease in stockholder’s equity.

Abandoned capital project

Upon Glencore acquiring Viterra, Glencore completed a strategic review and decided to terminate a capital project for which the costs had been recorded in construction in progress in the Operation’s balance sheet. The costs associated to the abandoned project were written off in the carve-out financial statements. The loss is included in loss on disposition of property, plant and equipment and other assets for the year ended October 31, 2013.

Other Related Party Transactions with the Viterra

The Operation has a lease agreement in St Louis Park, Minnesota, and subleases office space to Viterra. The sublease payment for the year ended October 31, 2013 was $334. Viterra’s proportional share of rent expense is calculated based on total average headcount. The amount is netted against marketing, general and administrative expenses.

Information related to the Operation’s related party transactions is as follows:

Consolidated Balance Sheet
October 31, 2013
Balances included in other receivables
Viterra USA LLC	$49,679
Balances included in accounts payables
Viterra Corp US	$11,172
Viterra Inc.	8,825
CRPUS	2,011
AgPro Grain Holdings	385
$22,393

Consolidated Statement of Operations
Year ended October 31, 2013
Included in net revenue
Viterra USA LLC	$13,167
Included in cost of goods sold
Viterra USA LLC	$99,923
Included in interest expense, net
Viterra Inc.	$6,336

NOTE 15 - SUBSEQUENT EVENTS

On September 16, 2013, Viterra signed a definitive agreement to sell all outstanding shares of Agricore to Post Holdings, Inc. (NYSE: POST) for a total base sale price of $370,000 in cash subject to working capital and other adjustments and regulatory approval. The transaction closed on January 1, 2014 and the related assets were held in a newly created and wholly owned subsidiary of Post Holdings, Inc.

In accordance with ASC 855 Subsequent Events, the Operation has reviewed and updated subsequent events through January 20, 2014, the date the financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in the carve-out financial statements.